Exhibit 99.13
Goldman, Sachs & Co.  |  85 Broad Street  |  New York, New York 10004
Tel: 212-902-1000  |  Fax: 212-902-3000
December 6, 2007
Board of Directors
Graphic Packaging Corporation
814 Livingston Court SE
Marietta, GA 30067

Re:	Amendment No. 3 to Registration Statement on Form S-4 of New Giant Corporation (File No. 333-145849), Dated December 6, 2007, Relating to its Common Stock
Gentlemen:
Reference is made to our opinion letter, dated July 9, 2007, with respect to the fairness from a financial point of view to Graphic Packaging Corporation (the “Company”) of the 139,445,038 shares of common stock, par value $0.01 per share, of New Giant Corporation, a wholly owned subsidiary of the Company (“Newco”), to be issued in the aggregate in exchange for 100% of the outstanding equity interests (the “Altivity Equity Interests”) in Bluegrass Container Holdings, LLC (“Altivity”) pursuant to the Transaction Agreement and Agreement and Plan of Merger, dated as of July 9, 2007 (the “Agreement”), by and among the Company, Altivity, TPG Bluegrass IV, L.P., TPG Bluegrass IV — AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V — AIV 2, L.P., Field Holdings, Inc., TPG FOF V-A, L.P., TPG FOF V-B, L.P., BCH Management LLC, certain other holders of Altivity Equity Interests joining the Agreement as a seller pursuant to Section 5.13 thereof, Newco and Giant Merger Sub, Inc., a wholly owned subsidiary of Newco.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY— Reasons of Graphic for the Transactions”, “SUMMARY—Opinion of Financial Advisor”, “THE TRANSACTIONS—Background of the Transactions”, “THE TRANSACTIONS—Reasons for the Transactions and Recommendation of the Graphic Board of Directors” and “THE TRANSACTIONS—Opinion of Financial Advisor to Graphic” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)